EXHIBIT 99.1

Cardtronics Announces Changes to Board of Directors

HOUSTON, Nov. 10, 2010 (GLOBE NEWSWIRE) -- Cardtronics, Inc. (Nasdaq:CATM) today announced a number of changes to its Board of Directors (the "Board"), including the resignation of Fred R. Lummis as chairman of the Board, effective November 10, 2010. Mr. Lummis had served as chairman since June 2001, when The CapStreet companies, for whom he works, purchased a controlling interest in Cardtronics. During his nine years of stewardship, Cardtronics grew from a few hundred ATMs to more than 33,000 ATMs in three countries.

"I am honored to have played a role in the tremendous growth and success Cardtronics has achieved since 2001," stated Mr. Lummis. "The company has a strong Board and a proven management team, and I believe that this is an appropriate time for me to hand over the reigns to a new chairman. I am confident Cardtronics has the elements in place for continued long-term success." The resignation of Mr. Lummis was not the result of any disagreement with the Company or its management.

In connection with Mr. Lummis' resignation, the Board has appointed Dennis F. Lynch as the Board's new chairman. In addition to his role as chairman, Mr. Lynch, who has served as a member of the Company's Board since January 2008, will continue to serve as a member of the Board's Audit Committee and Chairman of the Company's Compensation Committee.

"On behalf of the entire Board, I would like to thank Fred for his many years of service to Cardtronics," said Steven Rathgaber, Cardtronics' Chief Executive Officer. "Without Fred's leadership and guidance over the past nine years, Cardtronics would not have grown into the successful company that it is today. I would also like to congratulate Dennis on his new position as chairman, and I look forward to working with him in this new role."

The Company also announced the appointment of Mark Rossi as a new independent director to serve on the Company's Board, effective December 1, 2010. In addition to his election to the Board, Mr. Rossi has been appointed to serve as a member of the Board's Compensation Committee.

"I am very pleased to welcome Mark as a member of our Board," said Mr. Lynch, Cardtronics' chairman of the Board. "Mark's many years of work in the investment world add to the collective depth of our Board. We look forward to the insight that he will bring."

Mr. Rossi currently serves as Senior Managing Director of Cornerstone Equity Investors LLC, an active middle market private equity fund that he founded in 1996. From 1984 to 1996, Mr. Rossi held various positions with Prudential Equity Partners, the private equity subsidiary of Prudential Insurance, including President from 1994 to 1996 and Senior Vice President from 1984 to 1994. Mr. Rossi currently serves on the board of directors of Maxwell Technologies, Inc., a publicly-held company specializing in the development and manufacturing of energy storage and power solutions; Equitrac Corporation, a privately-held company providing print management and cost recovery software solutions to over 23,000 customers in 40 countries; and Geotrace Technologies, Inc., a privately-held reservoir services company that provides imaging solutions to the oil and gas industry worldwide.  Additionally, at various times from 1986 to 2007, he served on the boards of the following public companies: ChemDesign Corporation, Conner Peripherals, Inc., International Manufacturing Services, Inc., Novatel Wireless, Inc., and StoreMedia Corporation, as well as a number of private company and philanthropic Boards.

Mr. Rossi received a Masters of Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University in 1980 and a Bachelor of Arts degree in Economics from Saint Vincent College in Latrobe, Pennsylvania in 1978.

In addition to Mr. Rossi, the members of the Cardtronics Board are: Dennis F. Lynch (Chairman of the Board), J. Tim Arnoult, Robert P. Barone, Jorge M. Diaz, G. Patrick Phillips, Steven A. Rathgaber, and Michael A.R. Wilson.

ABOUT CARDTRONICS

Cardtronics (Nasdaq:CATM) is the world's largest non-bank owner of ATMs. The company operates over 33,500 ATMs for its account in the United States, the United Kingdom, Mexico, and the Caribbean, primarily with well-known retailers such as 7-Eleven®, Chevron®, Costco®, CVS®/pharmacy, ExxonMobil®, Hess®, Rite Aid®, Safeway®, Target®, and Walgreens®. Cardtronics also assists in the operation of over 2,900 ATMs under managed services contracts with customers such as Kroger®, Travelex®, and Circle K®. In addition to its retail ATM operations, the company provides services to large and small banks, credit unions, and prepaid card issuers allowing them to place their brands on over 11,700 Cardtronics' ATMs and providing surcharge-free access through Cardtronics' Allpoint Network. For more information, please visit http://www.cardtronics.com.

The Cardtronics logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=991

CONTACT:  Cardtronics, Inc.
          Investors:
          J. Chris Brewster, Chief Financial Officer
            832-308-4128
            cbrewster@cardtronics.com
          Media:
          Joel Antonini, Vice President - Marketing
            832-308-4131
            joel.antonini@cardtronics.com